Exhibit 10.4

ENSYNC INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT ("Agreement") is effective October, 20, 2015, by and between James F. Schott ("you") and ENSYNC, INC. ("ENSYNC" or the "Company").
RECITALS
On behalf of the President & Chief Executive Officer, EnSync, Inc. ("ENSYNC"), I am pleased to offer you the role of Chief Financial Officer ("CFO"). This letter agreement sets forth the terms of your employment.
1.            Position.
(a)            You will serve as the Company's CFO, reporting to the Company's President and Chief Executive Officer ("CEO").  Your services shall be performed primarily in Menomonee Falls, Wisconsin.  You acknowledge and agree, however, that you may be required to travel in connection with the performance of your job duties.
(b)            Your duties shall include all those customarily attendant to the position of CFO and of an executive officer of the Company, and such other duties and responsibilities as may be assigned to you from time to time by the CEO.
(c)            Nothing in this Agreement should be construed as conferring upon you any right to remain employed by the Company or any of its subsidiaries or affiliates, or affect the right of the Company or any of its affiliates to terminate your employment at any time, for any reason or no reason, subject to the obligations contained in this Agreement.
(d)            As a condition of your employment, you will be required to execute the Restrictive Covenant Agreement which is attached to this Agreement as Attachment A and incorporated herein.
2.            Salary.
(a)            You will be entitled to an annual salary of $215,000 ("Base Salary"), payable in accordance with ENSYNC's normal salaried payroll practices.  The Company's compensation committee will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the compensation committee, the performance of ENSYNC or your services merit such an increase.
(b)            ENSYNC shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold under applicable law.

3.            Term.  This agreement shall remain in effect until terminated, by either party, at any time and for any reason, upon the provision of written notice to the other party, subject to the terms and conditions set forth in Section 8, below.
4.            Options.  Options.  On your start date you will be granted an option to purchase 360,000 shares with the exercise price based on the closing share price on such date. The option will vest in three equal annual installments beginning on June 30, 2016 and have such other terms and conditions specified in the form of Stock Option Agreement provided to you and included herein as Attachment B.
5.            Incentive Compensation.  You shall be eligible to participate in various performance-based stock option and cash bonus plans offered by the Company, the terms of conditions of which shall be solely determined by the Company and approved by the Company's compensation committee.  For Fiscal Year 2016, you shall be eligible to earn a management team cash bonus of up to twenty percent (20%) of Base Salary ("Target Bonus") based on total "Cash Generated" from the sale of ENSYNC's Power Purchase Agreements (each, a "PPA").  For purposes of this provision, "Cash Generated" shall mean, with respect to each PPA sold during Fiscal Year 2016, price of the PPA sale less cost of the PPA contract at origin.  The 2016 management team cash bonus shall be awarded as follows:
(a)            Cash Generated is greater than or equal to $3 million = 100% of Target Bonus awarded.
(b)            Cash Generated is greater than or equal to $2 million but less than $3 million = 75% of Target Bonus awarded.
(c)            Cash Generated is greater than or equal to $1.5 million but less than $2 million = 50% of Target Bonus awarded.
(d)            Cash Generated is less than $1.5 million = no bonus awarded.
6.            Commuting and Other Expenses. Expenses for other Company travel will be reimbursed in accordance with ENSYNC's Employee Travel and Expense Policy.
7.            Benefits.
(a)            During the term of your employment by ENSYNC, ENSYNC will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ENSYNC (collectively, the "Benefit Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ENSYNC of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ENSYNC's health Benefit Plan or obtain other health insurance.
(b)            The Company will offer you four (4) weeks of personal time off per calendar year, subject to pro-ration for partial years of service.

Benefits Upon Termination.
(a)            You will be entitled to a severance payment in an amount equal to three (3) months of your annual base salary as then in effect ("Severance Payments") in the event (i) ENSYNC terminates your employment for any reason other than "Cause," (ii) you terminate your employment with ENSYNC for "Good Reason" or (iii) you die.  You acknowledge and agree that unless you become entitled to the Severance Payments by reason of your death (in which case, no general release of claims will be required), the payment of the Severance Payments is contingent on you executing a general release of claims for the benefit of ENSYNC (in a form satisfactory to ENSYNC), which must be executed by you (and any applicable revocation period must expire) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination.  The Severance Payments shall be payable in accordance with ENSYNC's normal salaried payroll practices then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you (or your estate) on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims; provided, however, if the sixty (60) day period, described above, spans two different calendar years, then the first payment shall not be made until the later of (A) the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims or (B) the first normal payroll date occurring in the later calendar year during such sixty (60) day period.
You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.
(b)            If your employment is terminated by ENSYNC for Cause or you terminate your employment with ENSYNC for Good Reason, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") following such termination, then ENSYNC shall pay the full cost of your monthly premium under COBRA until the earlier of:  (i) the last day of the three (3) month period immediately following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.
(c)            If you terminate your employment with ENSYNC other than for Good Reason or ENSYNC terminates your employment for Cause, you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any Severance Payments or payment of COBRA premiums.
(d)            For purposes of this Agreement, "Cause" shall mean, as determined by the Company, termination of your employment with ENSYNC due to (i) any failure by you to substantially perform your duties with ENSYNC (other than by reason of illness) which occurs after ENSYNC has delivered to you a demand for performance which specifically identifies the manner in which ENSYNC believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand; (ii) your commission of a material violation of any law or regulation applicable to ENSYNC or any of its subsidiaries or your activities in respect of ENSYNC or any of its subsidiaries; (iii) your commission of any material act of dishonesty or disloyalty involving ENSYNC or any of its subsidiaries; (iv) any violation by you of a ENSYNC policy of material import; (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ENSYNC; (vi) your chronic absence from work other than by reason of a serious health condition; (vii) your commission of a crime which substantially relates to the circumstances of your position with ENSYNC or any of its subsidiaries or which has material adverse effect on ENSYNC or any of its subsidiaries; or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to ENSYNC or any of its subsidiaries.

(e)            For purposes of this Agreement, "Good Reason" shall mean your termination of your employment with ENSYNC within thirty (30) days after any of the following:  (i) a change in your position with ENSYNC which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ENSYNC is reduced proportionately); (ii) a notification by ENSYNC to you that your principal place of employment will be relocated to an office or location that is more than 50 miles from the office or location at which you were principally employed as of the date of this Agreement and that is no closer to your principal residence; or (iii) a material breach by ENSYNC of any term of this Agreement following written notice thereof and the failure of ENSYNC to cure such breach within ten (10) days of such written notice.  Notwithstanding the above to the contrary, Good Reason does not exist unless (A) you object to any change, reduction, notification, or breach described above by written notice to ENSYNC within ten (10) business days after such change, reduction, notification, or breach occurs and (B) ENSYNC fails to cure such change, reduction or breach within ten (10) business days after such notice is given.
(f)            Any Severance Payments payable to you under this Agreement are intended to be exempt from Section 409A of the Code under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) and for such purpose, each Severance Payment to you under this under this Agreement shall be considered a separate payment.
9.            Timing; Miscellaneous Provisions.
(a)            This Agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ENSYNC can assign its rights under this Agreement to any entity that assumes ENSYNC's obligations hereunder and this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of ENSYNC's business and/or assets.  For all purposes of this Agreement, the term "ENSYNC" shall include any successor to ENSYNC's business and/or assets which becomes bound by this Agreement.
(b)            This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(c)            Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ENSYNC in writing.  In the case of notices to ENSYNC, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(d)            No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ENSYNC (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)            This Agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.
(f)            Any termination of this Agreement shall not release either ENSYNC or you from our respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement.
(g)            The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Wisconsin.
(h)            The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)            You acknowledge and agree that this Agreement is contingent upon your submission to and successful completion of a screening process which will include a background check, drug testing, and employment eligibility verification.  In the event that you do not successfully complete the screening process to the Company's satisfaction, you acknowledge and agree that this Agreement shall be null and void, and that the Company shall have no further obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on one or more counterparts hereof, all of which counterparts shall be deemed as but one and the same document, as of the date first written above.

/s/ James F. Schott James F. Schott	ENSYNC, INC. By: /s/ Bradley Hansen Bradley Hansen President & Chief Executive Officer